Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Veraz Networks, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-142117) on Form S-8 of Veraz Networks, Inc. of our report dated March 14, 2008, with respect to the consolidated balance sheets of Veraz Networks, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, consolidated statements of redeemable and convertible preferred stock, and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007, annual report on Form 10-K of Veraz Networks, Inc.
As discussed in Note 2(t) to the Consolidated Financial Statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.
/s/ KPMG LLP
Mountain View, California
March 14, 2008